AMENDMENT NO. 1

TO

MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment dated August 2, 2013, amends the Master Investment Advisory Agreement (the “Agreement”) dated June 1, 2010, by and between Invesco Van Kampen Exchange Fund, a California limited partnership (the “Fund”), and Invesco Advisers, Inc., a Delaware corporation (the “Adviser”).

RECITALS

WHEREAS, the parties agree to amend the Agreement to change the name of Invesco Van Kampen Exchange Fund to Invesco Exchange Fund;

NOW THEREFORE, the parties agree as follows:

1.	Appendix A is deleted in its entirety and replaced with the following:

“APPENDIX A

COMPENSATION TO THE ADVISER

The Trust shall pay the Adviser, out of its assets, as full compensation for all services rendered, an advisory fee for the Trust set forth below. Such fee shall be calculated by applying the following annual rates to the average daily managed assets of the Trust for the calendar year.

Fund Name	Advisory Fee Rate
Invesco Exchange Fund	0.30% of the Fund’s average net assets”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

Invesco Exchange Fund
Attest:

/s/ Peter A. Davidson	By:	/s/ John M. Zerr
Assistant Secretary
	Name:	John M. Zerr

(SEAL)	Title:	Senior Vice President

Attest:	Invesco Advisers, Inc.

/s/ Peter A. Davidson	By:	/s/ John M. Zerr
Assistant Secretary
	Name:	John M. Zerr

(SEAL)	Title:	Senior Vice President

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